Table 1
Summary of Land-Use Entitlements (1)
Active JOE Residential and Mixed-Use Projects
June 30, 2009

					Residential
					Units	Residential	Total	Remaining
					Closed	Units Under	Residential	Commercial
			Project	Project	Since	Contract as	Units	Entitlements
Project	Class.(2)	County	Acres	Units(3)	Inception	of 6/30/09	Remaining	(Sq. Ft.)(4)
In Development: (5)
Artisan Park (6)	PR	Osceola	175	616	588	—	28	—
Hawks Landing	PR	Bay	88	168	136	—	32	—
Landings at Wetappo	RR	Gulf	113	24	7	—	17	—
RiverCamps on Crooked Creek	RS	Bay	1,491	408	188	—	220	—
RiverSide at Chipola	RR	Calhoun	120	10	2	—	8	—
RiverTown	PR	St. Johns	4,170	4,500	30	—	4,470	500,000
SouthWood	PR	Leon	3,370	4,770	2,535	—	2,235	4,577,360
St. Johns Golf & Country Club	PR	St. Johns	880	799	799	—		—
SummerCamp Beach	RS	Franklin	762	499	81	—	418	25,000
Victoria Park	PR	Volusia	1,859	4,200	1,458	40	2,702	43,643
WaterColor	RS	Walton	499	1,140	907	—	233	47,600
WaterSound	RS	Walton	2,425	1,432	26	—	1,406	457,380
WaterSound Beach	RS	Walton	256	511	445	—	66	29,000
WaterSound West Beach	RS	Walton	62	199	40	—	159	—
Wild Heron (7)	RS	Bay	17	28	2	—	26	—
WindMark Beach	RS	Gulf	2,020	1,662	141	—	1,521	75,000

Subtotal			18,307	20,966	7,385	40	13,541	5,754,983

In Pre-Development: (5)
Avenue A	PR	Gulf	6	96	—	—	96	—
Bayview Estates	PR	Gulf	31	45	—	—	45	—
Bayview Multifamily	PR	Gulf	20	300	—	—	300	—
Beacon Hill	RR	Gulf	3	12	—	—	12	—
Beckrich NE	PR	Bay	15	70	—	—	70	—
Boggy Creek	PR	Bay	630	526	—	—	526	—
Bonfire Beach	RS	Bay	550	750	—	—	750	70,000
Breakfast Point, Phase 1	PR/RS	Bay	115	320	—	—	320	—
Carrabelle East	PR	Franklin	200	600	—	—	600	—
College Station	PR	Bay	567	800	—	—	800	—
Cutter Ridge	PR	Franklin	10	25	—	—	25	—
DeerPoint Cedar Grove	PR	Bay	668	950	—	—	950	—
East Lake Creek	PR	Bay	81	313	—	—	313	—
East Lake Powell	RS	Bay	181	360	—	—	360	30,000
Howards Creek	RR	Gulf	8	33	—	—	33	—
Laguna Beach West	PR	Bay	36	268	—	—	268	—
Long Avenue	PR	Gulf	10	30	—	—	30	—
Palmetto Bayou	PR	Bay	58	217	—	—	217	90,000
ParkSide	PR	Bay	48	480	—	—	480	—
Pier Park NE	PR	Bay	57	460	—	—	460	190,000
Pier Park Timeshare	RS	Bay	13	125	—	—	125	—
PineWood	PR	Bay	104	264	—	—	264	—
Port St. Joe Draper, Phase 1	PR	Gulf	639	1,200	—	—	1,200	—
Port St. Joe Draper, Phase 2	PR	Gulf	981	2,125	—	—	2,125	150,000
Port St. Joe Town Center	RS	Gulf	180	624	—	—	624	500,000
Powell Adams	RS	Bay	56	2,520	—	—	2,520	—
Sabal Island	RS	Gulf	45	18	—	—	18	—
SevenShores	RS	Manatee	93	278	—	—	278	20,400
South Walton Multifamily	PR	Walton	40	212	—	—	212	—
St. James Island Granite Point	RS	Franklin	1,000	2,000	—	—	2,000	—
Star Avenue North	PR	Bay	271	1,248	—	—	1,248	380,000
The Cove	RR	Gulf	64	107	—	—	107	—
Timber Island (8)	RS	Franklin	49	407	—	—	407	14,500
Topsail	PR	Walton	115	627	—	—	627	300,000
Wavecrest	RS	Bay	7	95	—	—	95	—
WestBay Corners SE	PR	Bay	100	524	—	—	524	50,000
WestBay Corners SW	PR	Bay	64	160	—	—	160	—
WestBay DSAP 1	PR/RS	Bay	15,089	5,628	—	—	5,628	4,430,000
WestBay Landing (9)	RS	Bay	950	214	—	—	214	—

Subtotal			23,154	25,031	—	—	25,031	6,224,900

Total			41,461	45,997	7,385	40	38,572	11,979,883

(1)	A project is deemed land-use entitled when all major discretionary governmental land-use approvals have been received. Some of these projects may require additional permits for development and/or build-out; they also may be subject to legal challenge.

(2)	Current JOE land classifications for its residential developments or the residential portion of its mixed-use projects:
•	PR – Primary residential

•	RS – Resort and seasonal residential

•	RR – Rural residential

(3)	Project units represent the maximum number of units entitled or currently expected at full build-out. The actual number of units or square feet to be constructed at full build-out may be lower than the number entitled or currently expected.

(4)	Represents the remaining square feet with land-use entitlements as designated in a development order or expected given the existing property land use or zoning and present plans. The actual number of square feet to be constructed at full build-out may be lower than the number entitled. Commercial entitlements include retail, office and industrial uses. Industrial uses total 6,128,381 square feet including SouthWood, RiverTown and the West Bay DSAP 1.

(5)	A project is “in development” when JOE has commenced horizontal construction on the project and commenced sales and/or marketing or will commence sales and/or marketing in the foreseeable future. A project in “pre-development” has land-use entitlements but is still under internal evaluation or requires one or more additional permits prior to the commencement of construction. For certain projects in pre-development, some horizontal construction may have occurred, but no sales or marketing activities are expected in the foreseeable future.

(6)	Artisan Park is 74 percent owned by JOE.

(7)	Homesites acquired by JOE within the Wild Heron community.

(8)	Timber Island entitlements include seven residential units and 400 units for hotel or other transient uses (including units held with fractional ownership such as private residence clubs).

(9)	West Bay Landing is a sub-project within WestBay DSAP 1.
Table 2
Proposed JOE Residential and Mixed-Use Projects
In the Land-Use Entitlement Process (1)
June 30, 2009

					Estimated
					Commercial
				Estimated	Entitlements
Project	Class(2)	County	Project Acres	Project Units(3)	(Sq. Ft.) (4)
Breakfast Point, Phase 2	PR/RS	Bay	1,299	2,780	635,000
SouthSide	PR	Leon	1,625	2,800	1,150,000

Total (5)			2,924	5,580	1,785,000

(1)	A project is deemed to be in the land-use entitlement process when customary steps necessary for the preparation and submittal of an application, such as conducting pre-application meetings or similar discussions with governmental officials, have commenced and/or an application has been filed. All projects listed have significant entitlement steps remaining that could affect their timing, scale and viability. There can be no assurance that these entitlements will ultimately be received.

(2)	Current JOE land classifications for its residential developments or the residential portion of its mixed-use projects:
•	PR – Primary residential

•	RS – Resort and seasonal residential

•	RR – Rural residential

(3)	The actual number of units to be constructed at full build-out may be lower than the number ultimately entitled.

(4)	Represents the estimated number of entitlements that are being sought. The actual number of entitlements approved may be less. Once entitled, the actual number of square feet to be constructed at full build-out may be lower than the actual number eventually entitled. Commercial entitlements include retail, office and industrial uses.

(5)	St. James Island McIntyre and St. James Island RiverCamps have been removed due to action by the Franklin County Board of County Commissioners. The County adopted an ordinance which rescinded these land use amendments before they were deemed final.

Table 3
Summary of Additional Commercial Land-Use Entitlements (1)
(Commercial Projects Not Included in Tables 1 and 2 Above)
Active JOE Commercial Projects
June 30, 2009

			Acres Sold	Acres Under
		Project	Since	Contract	Total Acres
Project	County	Acres	Inception	As of 6/30/09	Remaining
Airport Commerce	Leon	45	10	—	35
Alf Coleman Retail	Bay	25	23	—	2
Beach Commerce	Bay	157	151	—	6
Beach Commerce II	Bay	112	13	—	99
Beckrich Office Park	Bay	17	12	3	2
Beckrich Retail	Bay	44	41	—	3
Cedar Grove Commerce	Bay	51	5	—	46
Franklin Industrial	Franklin	7	—	—	7
Glades Retail	Bay	14	—	—	14
Gulf Boulevard	Bay	78	27	—	51
Hammock Creek Commerce	Gadsden	165	27	—	138
Mill Creek Commerce	Bay	37	—	—	37
Nautilus Court	Bay	11	7	—	4
Port St. Joe Commerce II	Gulf	39	9	—	30
Port St. Joe Commerce III	Gulf	50	—	—	50
Powell Hills Retail	Bay	44	—	—	44
South Walton Commerce	Walton	38	17	—	21

Total		934	342	3	589

(1)	A project is deemed land-use entitled when all major discretionary governmental land-use approvals have been received. Some of these projects may require additional permits for development and/or build-out; they also may be subject to legal challenge. Includes significant JOE projects that are either operating, under development or in the pre-development stage.
Table 4
Residential Real Estate
Sales Activity
Three Months Ended June 30,
($ in millions)

	2009				2008
	Number				Number
	of Units		Cost of	Gross	of Units		Cost of	Gross
	Closed	Revenue	Sales(1)	Profit	Closed	Revenue	Sales(1)	Profit
Home Sites (2)	13	$1.8	$1.3	$0.5	6	$1.5	$0.8	$0.7
Homes (3)	28	9.9	9.3	0.6	12	5.7	5.4	0.3

Total	41	$11.7	$10.6	$1.1	18	$7.2	$6.2	$1.0

(1)	Cost of sales for homesites in the second quarter of 2009 consisted of $1.1 million in direct costs, $0.1 million in selling costs and $0.1 million in indirect costs. Cost of sales for homesites in the second quarter of 2008 consisted of $0.7 million in direct costs, less than $0.1 million in selling costs and $0.1 million in indirect costs. Cost of sales for homes in the second quarter of 2009 consisted of $7.0 million in direct costs, $0.6 million in selling costs and $1.7 million in indirect costs. Cost of sales for homes in the second quarter of 2008 consisted of $3.9 million in direct costs, $0.3 million in selling costs and $1.2 million in indirect costs.

(2)	Profit has been deferred as a result of continuing development obligations at SummerCamp Beach in 2009 and 2008 and WaterSound West Beach in 2008. As a consequence, revenue recognition and closings may occur in different periods.

(3)	Homes include single-family and multifamily units. Multifamily revenue is recognized, if preconditions are met, on a percentage-of-completion basis. As a consequence, revenue recognition and closings may occur in different periods.

Table 5
Residential Real Estate Sales Activity
Three Months Ended June 30,
($ in thousands)

	2009						2008
	Units	Avg.			Avg.		Units	Avg.			Avg.
	Closed	Price		Accepted(1)	Price		Closed	Price		Accepted(1)	Price
Artisan Park (2)
Single-Family Homes	7	$355.5		7	$355.5		—	—		—	—
Multifamily Homes	4	246.1		4	246.1		4	359.6		5	371.7
Hawks Landing
Homesites	3	65.6		3	65.6		—	—		—	—
James Island
Single-Family Homes	1	$311.0		1	$311.0		—	—		—	—
RiverCamps on Crooked Creek
Homesites	—	—		—	—		1	300.0		1	300.0
Single-Family Homes	—	—		—	—		1	550.0		1	550.0
St. Johns G & CC
Single-Family Homes	1	327.9		1	327.9		2	457.5		2	457.5
SummerCamp
Homesites	—	—		—	—		1	149.9		1	149.9
Victoria Park
Homesites	—	—		—	—		1	82.9		1	82.9
Single-Family Homes	4	202.0		4	202.0		2	211.3		2	211.3
WaterColor
Homesites	5	178.6		5	178.6		1	507.0		1	507.0
Single-Family Homes	11	456.8		10	460.0		2	1,212.5		2	1,212.5
WaterSound
Homesites	1	77.8		1	77.8		—	—		—	—
WaterSound Beach
Homesites	—	—		—	—		—	—		3	485.0
WaterSound West Beach
Homesites	2	188.1		2	188.1		2	187.6		3	191.1
WindMark Beach
Homesites	2	107.7		2	107.7		—	—		—	—
Single-Family Homes	—	—		—	—		1	1,200.0		1	$1,200.0

Total Homesites	13	$135.3	(3)	13	$135.3	(3)	6	$235.8	(3)	10	$306.8	(3)

Total Single/Multifamily Homes	28	$355.2	(3)	27	$352.6	(3)	12	$579.2	(3)	13	$567.0	(3)

(1)	Contracts accepted during the quarter. Contracts accepted and closed in the same quarter are also included as units closed.

(2)	JOE owns 74 percent of Artisan Park.

(3)	Average prices differ from quarter to quarter primarily because of the relative mix and location of sales.

Table 6
Commercial Land Sales
Three Months Ended June 30,

	Number of Sales	Acres Sold	Gross Sales Price	Average Price/Acre
			(in thousands)	(in thousands)
2009	—	—	—	—
2008	1	2.2	$257	$117
Table 7
Rural Land Sales
Three Months Ended June 30,

	Number of Sales	Acres Sold	Gross Sales Price	Average Price/Acre
			(in thousands)
2009	4	5,317	$8,450	$1,589
2008	4	29,398	39,010	1,327
Table 8
Quarterly Segment Pretax Income (Loss)
From Continuing Operations
($ in millions)

	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,
	2009	2009	2008	2008	2008	2008	2007	2007	2007
Residential	$(23.3)	$(14.2)	$(71.0)	$(13.0)	$(13.3)	$(18.7)	$(11.4)	$(26.2)	$(1.0)
Commercial	(0.7)	(0.6)	(0.3)	(0.6)	(0.5)	(0.8)	4.6	2.3	8.5
Rural Land sales	6.8	2.8	26.3	2.0	24.1	80.1	24.5	27.8	7.2
Forestry	1.1	1.1	0.8	0.2	(1.1)	1.9	(1.9)	1.3	0.9
Corporate and other	(57.5)	(7.8)	(4.5)	(19.2)	(41.6)	(13.0)	(11.0)	(15.8)	(16.4)

Pretax income (loss) from continuing operations (1)	$(73.6)	$(18.7)	$(48.7)	$(30.6)	$(32.4)	$49.5	$4.8	$(10.6)	$(0.8)

(1)	Includes one time charges as described in our SEC filings.
Table 9
Other Income (Expense)
($ in millions)

	Quarter Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Dividend and interest income	$0.6	$1.5	$1.4	$3.3
Interest expense	(0.1)	(0.1)	(0.3)	(3.6)
Gain on sale of office buildings	0.2	0.2	0.4	0.4
Other	0.1	0.5	0.4	1.1
Retained interest in monetized installment notes	0.1	(1.9)	0.2	(1.9)
Loss on early extinguishment of debt	—	(29.9)	—	(30.6)

Total	0.9	$(29.7)	2.1	$(31.3)